Exhibit 10.1

SALARY REDUCTION ACKNOWLEDGEMENT

This Salary Reduction Acknowledgement (“Acknowledgement”) is made by and between [_____] (the “Executive”) and Grid Dynamics Holdings, Inc. (the “Company”) (collectively referred to herein as, the “Parties”), as of [_____], 2020 (the “Effective Date”).

WHEREAS, Executive entered into an Executive Employment Agreement with Grid Dynamics International, Inc., dated [_____],which the Company assumed on March 6, 2020, (as hereinafter amended, the “Employment Agreement”), and

WHEREAS, Executive’s current annualized base salary is $[_____] (the “Current Base Salary”) and the Parties have agreed to a reduction of Executive’s annualized base salary to $[_____] as of the Effective Date (the “New Base Salary”).

NOW, THEREFORE, the Parties agree as follows:

1. Salary Reduction. Executive acknowledges and agrees that Executive’s annualized base salary shall be reduced to the New Base Salary as of the Effective Date (the “Base Salary Reduction”), until June 30, 2020. For the avoidance of doubt, effective as of July 1, 2020, Employee’s annualized base salary shall be the Current Base Salary, provided Employee remains continuously employed with the Company through such date.

2. No Good Reason. Executive further acknowledges and agrees that neither the execution of this Acknowledgement nor the Base Salary Reduction nor any subsequent incremental or full increase to Executive’s New Base Salary (even if any such increase does not raise Executive’s annualized base salary back to the Current Base Salary) will constitute “Good Reason” or any similar term under the Employment Agreement or any other agreement or contract between Executive and the Company or any of its affiliates, and that the Salary Reduction shall not trigger any “constructive termination” rights that Executive may currently have, if at all, in any of Executive’s compensation arrangements with the Company, including any employment agreement, offer letter and/or equity award agreement.

3. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences to Executive with regard to the salary reduction provided under Section 1 and/or any other consideration provided to Executive under this Agreement.

4. Entire Agreement; No Oral Modification. This Acknowledgement may only be amended in a writing signed by Employee and the Company (or its successors). This Acknowledgement constitutes the entire agreement and understanding between the Parties concerning the subject matter of this Acknowledgement and, supersedes and replaces any and all prior and simultaneous agreement, whether written or oral, concerning the subject matter of this Acknowledgement.

5. At-Will Employment. This Acknowledgement should not be construed to create or imply the creation of a contract of employment for a specified term between the Company and the Executive, nor should it be construed as a guarantee of employment for a specific period of time. In all circumstances, employment with the Company is “at-will”, which means that either the Executive or the Company can terminate the employment relationship at any time, with or without cause and with or without prior notice. This at-will relationship may only be changed by an individual employment Acknowledgement for a specific term signed by the Executive and a representative of the Company.

GRID DYNAMICS HOLDINGS, INC.	EXECUTIVE

By:	Date:
Date: